Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Grant Park Futures Fund Limited Partnership of our reports dated February 22, 2012 and February 24, 2011 relating to our audits of the consolidated financial statements of Grant Park Futures Fund Limited Partnership and the consolidated statement of financial condition of Dearborn Capital Management, L.L.C. and Subsidiaries, respectively, appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference of our firm under the captions “Selected Financial Data” and “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
February 23, 2012